Filed pursuant to Rule 433 Registration No. 333-161634 April 21, 2010
10 year Pricing Term Sheet
AngloGold Ashanti Holdings plc
Pricing Term Sheet
21st April, 2010

2020 Notes
Issuer:	AngloGold Ashanti Holdings plc
Guarantor	AngloGold Ashanti Limited
Size:	$700,000,000
Maturity:	15 April, 2020
Coupon:	5.375%
Price to Public:	99.85% of principal amount
Underwriting Discount:	45 basis points
Yield to Maturity:	5.395%
Spread to Benchmark Treasury:	+165 basis points
Benchmark Treasury:	UST 3.625% February 2020
Benchmark Treasury Yield:	99-00+ / 3.745%
Interest Payment Dates:	15 October and 15 April, commencing 15 October,
2010
Change of Control Put:	101%
Redemption Provisions:	Make-whole call and Tax
Make-whole Call:	At any time at a discount rate of Treasury plus 25
basis points
Tax Redemption:	100%
Settlement:	28 April, 2010
CUSIP / ISIN:	03512T AA9 / US03512TAA97
Ratings:	Moodys: Baa3 (stable)
S&P: BBB- (stable)

Joint Bookrunners:	Barclays Capital Inc. ($227,500,000) Goldman, Sachs & Co. ($227,500,000) RBC Capital Markets Corporation ($70,000,000) Standard Chartered Bank ($70,000,000)

Co-Managers	BMO Capital Markets Corp. ($35,000,000) Scotia Capital (USA) Inc. ($35,000,000) Mitsubishi UFJ Securities (USA), Inc. ($35,000,000)
Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
The issuer and the guarantor have filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer and the guarantor have filed with the SEC for more complete information about the issuer, the guarantor and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, the guarantor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. at toll-free 1-888-603-5847 or Goldman, Sachs & Co. toll-free at 1-866-471-2526.

30 year Pricing Term Sheet
AngloGold Ashanti Holdings plc
Pricing Term Sheet
21 April, 2010

2040 Notes
Issuer:	AngloGold Ashanti Holdings plc
Guarantor	AngloGold Ashanti Limited
Size:	$300,000,000
Maturity:	15 April, 2040
Coupon:	6.500%
Price to Public:	98.435% of principal amount
Underwriting Discount:	87.5 basis points
Yield to Maturity:	6.621%
Spread to Benchmark Treasury:	+200 basis points
Benchmark Treasury:	UST 4.375% November 2039
Benchmark Treasury Yield:	96-01+ / 4.621%
Interest Payment Dates:	15 October and 15 April, commencing 15 October,
2010
Change of control put:	101%
Redemption Provisions:	Make-whole call and Tax
Make-whole call:	At any time at a discount rate of Treasury plus 30
basis points
Tax Redemption:	100%
Settlement:	28 April, 2010
CUSIP / ISIN:	03512T AB7 / US03512TAB70
Ratings:	Moodys: Baa3 (stable)
S&P: BBB- (stable)

Joint Bookrunners:	Barclays Capital Inc. ($97,500,000) Goldman, Sachs & Co. ($97,500,000) RBC Capital Markets Corporation ($30,000,000) Standard Chartered Bank ($30,000,000)

Co-Managers	BMO Capital Markets Corp. ($15,000,000) Scotia Capital (USA) Inc. ($15,000,000) Mitsubishi UFJ Securities (USA), Inc. ($15,000,000)
Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
The issuer and the guarantor have filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer and the guarantor have filed with the SEC for more complete information about the issuer, the guarantor and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, the guarantor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. at toll-free 1-888-603-5847 or Goldman, Sachs & Co. toll-free at 1-866-471-2526.